Exhibit 99.2

American Reprographics Company Adds Mark W. Mealy as an
Independent Member to its Board of Directors

GLENDALE, CA – March 3, 2005 — American Reprographics Company (ARC, NYSE: ARP), the nation’s leading provider of reprographic services and technology in more than 170 locations across the U.S., today announced that Mark W. Mealy has joined the Board of Directors of ARC as an independent member. In addition, Mr. Mealy is the chair of the Company’s Audit Committee.

Mr. Mealy has over 20 years of financial experience with several investment banks and financial services firms. Most recently, he was a managing director and the group head of mergers and acquisitions at Wachovia Securities, Inc., one of the largest investment firms in the U.S.

Prior to that, Mr. Mealy became a director of Morton Metalcraft Co. in 1995, and upon conclusion of that company’s merger, he became a director of the successor company, Mortor Industrial Group, Inc.

“We are delighted that Mr. Mealy has chosen to join our Board,” said S. “Mohan” Chandramohan. “He brings additional distinct financial expertise to ARC. We also believe that his recent experience in mergers and acquisitions will provide specific insight into that part of our growth strategy. Our executive team, along with the rest of the Board, look forward to his contributions.”

About American Reprographics Company

American Reprographics Company is the leading reprographics company in the United States providing business-to-business document management services to the architectural, engineering and construction industry, or AEC industry. It also provides these services to companies in non-AEC industries, such as technology, financial services, retail, entertainment, and food and hospitality that also require sophisticated document management services. American Reprographics Company provides its core services through a suite of reprographics technology products, a network of locally branded reprographics service centers across the U.S., and on-site at customers’ locations. Service centers are arranged in a hub and satellite structure and are digitally connected as a cohesive network, allowing the provision of services both locally and nationally. The company services more than 65,000 active customers.

Contacts:
David Stickney	Jason Golz
Director of Corporate Communications	Financial Dynamics
Phone: 925-949-5100	Phone: 415-439-4532
Email: dstickney@e-arc.com	Email: jgolz@fd-us.com